Exhibit (k)(ii)

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT, is hereby made as of March 11, 2024, between MainStay MacKay Municipal Income Opportunities Fund (the “Fund”), and New York Life Investment Management LLC (the “Manager”) (“Agreement”).

WHEREAS, the Manager has been appointed the manager of the Fund pursuant to an Agreement between the Fund and the Manager; and

WHEREAS, the Fund and the Manager desire to enter into the arrangements described herein relating to certain expenses of the Fund;

NOW, THEREFORE, the Fund and the Manager hereby agree as follows:

1.

The Manager hereby agrees to waive fees and/or reimburse Fund expenses (excluding taxes, interest, litigation, extraordinary expenses, brokerage and other transaction expenses relating to the purchase or sale of portfolio investments, and acquired (underlying) fund fees and expenses), to the extent necessary to maintain Total Annual Operating Expenses specified for each class of shares of the Fund listed on Schedule A through February 28, 2026, except as provided below.

2.	The waivers and/or reimbursements described in Section 1 above are not subject to recoupment by the Manager.

3.

The Manager understand and intends that the Fund will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Trusts on Form N-2 with the Securities and Exchange Commission, (2) in accruing the Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Fund to do so.

4.

This agreement shall renew automatically for one-year terms unless the Manager provides written notice of termination prior to the start of the next term or upon approval of the Board of Trustees of the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MAINSTAY MACKAY MUNICIPAL INCOME OPPORTUNITES FUND

By: /s/ Jack R. Benintende
Name: Jack R. Benintende
Title:	Treasurer and Principal Financial and Accounting Officer

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By: /s/ Kirk C. Lehneis
Name: Kirk C. Lehneis
Title: Senior Managing Director

SCHEDULE A

Total Annual Operating Expense Limit (as a percent of average daily net assets)
MainStay MacKay Municipal Income Opportunities Fund	Class I: 1.05% Class A1: 1.55% Class A2: 1.55% Class A3: 1.80%

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